Exhibit 99.1

NEWS RELEASE

Media Contact:	Patricia Kakridas
Sempra
(877) 340-8875
media@sempra.com

Financial Contact:	Jenell McKay
Sempra
(877) 736-7727
investor@sempra.com
Sempra Reports Second-Quarter 2023 Earnings Results

SAN DIEGO, August 3, 2023 — Sempra (NYSE: SRE) (BMV: SRE) today announced second-quarter 2023 earnings of $603 million, or $1.91 per diluted share, compared to second-quarter 2022 earnings of $559 million, or $1.77 per diluted share. On an adjusted basis, the company’s second-quarter 2023 earnings were $594 million, or $1.88 per diluted share, compared to $626 million, or $1.98 per diluted share, in 2022.

“Today, Sempra is continuing its mission to build North America’s premier energy infrastructure company, and we take a lot of pride in our progress,” said Jeffrey W. Martin, chairman and chief executive officer of Sempra. “We have been successful in simplifying our business model and rotating capital into our three growth platforms — Sempra California, Sempra Texas and Sempra Infrastructure. In combination, these actions have contributed to another strong quarter of financial performance, while also positioning us for continued growth and value creation through the end of the decade.”

Sempra's earnings for the first six months of 2023 were $1.572 billion, or $4.97 per diluted share, compared with earnings of $1.171 billion, or $3.70 per diluted share, in the first six months of 2022. Adjusted earnings for the first six months of 2023 were $1.516 billion, or $4.80 per diluted share, compared to $1.550 billion, or $4.90 per diluted share, in the first six months of 2022.

The reported financial results reflect certain significant items as described on an after-tax basis in the following table of GAAP (generally accepted accounting principles in the United States of America) earnings, reconciled to adjusted earnings, for the second quarter and first six months of 2023 and 2022.

(Dollars and shares in millions, except EPS)	Three months ended June 30,		Six months ended June 30,
	2023	2022	2023	2022
	(Unaudited)
GAAP Earnings	$603	$559	$1,572	$1,171
Impact associated with Aliso Canyon litigation	—	32	—	98
Equity losses from a write-off of rate base disallowances resulting from the PUCT's final order in Oncor's comprehensive base rate review	—	—	44	—
Impact from foreign currency and inflation on our monetary positions in Mexico	93	16	202	91
Net unrealized (gains) losses on derivatives	(102)	19	(319)	70
Net unrealized losses on a contingent interest rate swap related to the Port Arthur LNG Phase 1 project	—	—	17	—
Deferred income tax expense associated with the change in our indefinite reinvestment assertion related to the sale of noncontrolling interest to Abu Dhabi Investment Authority	—	—	—	120
Adjusted Earnings(1)	$594	$626	$1,516	$1,550

Diluted Weighted-Average Common Shares Outstanding	316	316	316	317
GAAP EPS	$1.91	$1.77	$4.97	$3.70
Adjusted EPS(1)	$1.88	$1.98	$4.80	$4.90

1) See Table A for information regarding non-GAAP financial measures and descriptions of adjustments.

Sempra California
San Diego Gas & Electric Co. (SDGE) and Southern California Gas Co. (SoCalGas) are making critical investments in energy networks to better serve customers, continue to improve operational safety and reliability and help drive electrification and decarbonization across multiple sectors of the state’s economy.

SDGE was awarded an estimated $500 million of planned transmission projects to support reliability as part of the California Independent System Operator’s (CAISO) final 2022-2023 transmission plan. In June, CAISO also initiated a competitive bidding process for several transmission projects to help ensure California can meet growth and future energy demand and add renewable generation to its system, with $2.3 billion of those projects located within SDGE’s service territory. In addition, to further bolster reliability and help CAISO store and dispatch clean energy to meet peak demand, SDGE began operations at two new utility-owned energy storage facilities totaling 171 megawatts (MW). SDGE expects to grow its energy storage portfolio to 345 MW by the end of the year — enough to meet more than 15% of its customers' energy demand on a typical day.

Additionally, it is important to note that the utility market in California continues to evolve. In SDGE’s service territory, for example, more than 80% of its customers in San Diego County are now procuring their electricity supplies from third parties, which has the benefit of allowing the company to focus primarily on developing and operating modern energy networks that more efficiently integrate renewable resources, battery storage, electric vehicle charging stations and other clean technologies. Moreover, SDGE’s narrower focus on energy delivery and connecting producers of cleaner energy to customers directly supports the transition to a lower carbon energy system and the state’s overall public policy goals.

At SoCalGas, the focus remains on safety and affordably supporting reliability and decarbonization using its existing energy network. In connection with Senate Bill 1440, the utility recently launched a request for offers to procure renewable natural gas (RNG) and bio-synthetic natural gas from eligible suppliers. These actions are being taken in accordance with state-mandated targets for approximately 12% utility procurement of biomethane supply from landfills, woody biomass and other agricultural sources by 2030. In 2022, SoCalGas was successful in achieving 5% RNG penetration in core gas deliveries. This supports SoCalGas’ goal of reaching 20% RNG throughput for core customers by 2030. The company also released an update to its 2021 Clean Fuels Study, which indicates that meeting the state’s decarbonization and reliability goals will require critical new infrastructure investments to facilitate the delivery of cleaner fuels, a considerable scale-up of renewable generation resources and up to 10 gigawatts of electricity fueled by clean hydrogen by 2045.

The California Public Utilities Commission continues to advance the ongoing general rate cases of SDGE and SoCalGas, which focus on delivering cleaner energy, safely and reliably, in alignment with California’s sustainability goals. The proposed decision is expected to be issued in the second quarter of 2024 with rates to be retroactively effective to January 1 of that year.

Sempra Texas
In Texas, the 2023 state legislative session closed out with the enactment of several energy reform measures that are expected to strengthen grid resiliency and facilitate new energy infrastructure development across the state. Moreover, the new laws are expected to help improve regulatory certainty regarding recovery of certain utility investments, reduce regulatory lag and shorten certain administrative processing time, which is intended to streamline project development to support increasing demand for electrification and reliability. These positive legislative reforms, coupled with recent regulatory outcomes related to Oncor’s base rate review at the Public Utility Commission of Texas, strengthen the company’s ability to better serve customers and support critical system growth and expansion.

To date, Oncor has made significant progress executing on its more than $19 billion, five-year capital budget, investing in critical transmission and distribution infrastructure projects to support population growth in Texas and increase reliability for the Electric Reliability Council of Texas (ERCOT) market. Throughout the quarter, Oncor continued to experience solid growth in new premises and the construction of new transmission and distribution lines, all while remaining focused on safety and reliability. In the second quarter, Oncor connected 21,000 new premises to the ERCOT grid, constructed or upgraded roughly 575 miles of distribution lines and placed nearly $560 million of projects into service. The company also had approximately 720 active generation and retail transmission point-of-interconnection (POI) requests in queue as of June 30, 2023.

Sempra Infrastructure
Sempra Infrastructure remains on track to deliver strong financial performance for 2023 as it advances its three integrated business lines: clean power, energy networks and liquefied natural gas (LNG) and net-zero solutions.

The company continues to advance its Pacific and Atlantic basin LNG supply strategy. Construction continues according to plan at the Energía Costa Azul LNG Phase 1 project located on the Pacific Coast, which has logged 8 million hours worked with no lost-time incidents and remains on track to reach commercial operations by summer of 2025.

In the Atlantic basin, the company is making progress at its proposed Port Arthur energy hub, which is benefiting from the integrated development capabilities of its energy network and LNG business lines. Construction is underway at the Port Arthur LNG Phase 1 project with more than 2.7 million hours of work completed, all without a lost-time incident.

Notably, Sempra Infrastructure Partners, LP (Sempra Infrastructure) is announcing today that it expects to finalize its ownership stake in Port Arthur LNG Phase 1 at an indirect ownership of 28%, landing near the high end of the previously shared target ownership of 20% to 30%. The transaction is anticipated to close in the third quarter of this year, subject to regulatory approvals and closing conditions.

Another critical component of the proposed Port Arthur energy hub is the development of the 72-mile Louisiana Connector pipeline, which is expected to deliver approximately 2 billion cubic feet per day of natural gas to Port Arthur LNG. Additionally, Sempra Infrastructure has acquired pore space for the proposed Titan Carbon Sequestration project, which is located nearby in Jefferson County, Texas, and is envisioned to capture carbon from the Port Arthur LNG Phase 1 project under construction and potential future phases, as well as potentially from other entities.

Finally, the competitive front-end engineering design process on the proposed Cameron LNG Phase 2 project continues. Cameron LNG JV recently informed Bechtel that it had been selected to perform additional value engineering work on the proposed Phase 2 project, and the parties are negotiating the terms and conditions for a definitive engineering, procurement and construction (EPC) contract. Sempra Infrastructure expects this process to continue through the fall, positioning the company to make a final investment decision in 2024 after executing the EPC contract and securing project financing and necessary regulatory approvals.

Two-for-One Stock Split
Sempra today announced that its Board of Directors has declared a two-for-one stock split in the form of a 100% stock dividend. Each stockholder of record at the close of business on August 14, 2023, will receive one additional share of common stock for every then-held share of common stock, to be distributed after the close of trading on August 21, 2023. The company expects its common stock to begin trading at the split-adjusted price on August 22, 2023.

The stock split is intended to make Sempra’s common stock more accessible to a broader base of investors and to improve the overall trading volume of such shares due to the increased number of shares outstanding. The split-adjusted price offers an opportunity to appeal to new investors who want to join the company’s mission to be North America’s premier energy infrastructure company.

Earnings Guidance
Given the strength of the company’s financial performance in the first half of this year, Sempra is updating its full-year 2023 GAAP earnings per common share (EPS) guidance range to $8.78 to $9.38 and affirming its full-year 2023 adjusted EPS guidance range of $8.60 to $9.20. The company is also affirming its full-year 2024 EPS guidance range of $9.10 to $9.80 and its projected long-term EPS growth rate of 6% to 8%. The foregoing GAAP and adjusted EPS guidance ranges will be updated for the aforementioned stock split in the company’s third quarter and full year 2023 financial results.

Non-GAAP Financial Measures
Non-GAAP financial measures include Sempra’s adjusted earnings, adjusted EPS and adjusted EPS guidance range. See Table A for additional information regarding these non-GAAP financial measures.

Internet Broadcast
Sempra will broadcast a live discussion of its earnings results over the internet today at 12 p.m. ET with the company’s senior management. Access is available by logging onto the Investors section of the company’s website, sempra.com/investors. The webcast will be available on replay a few hours after its conclusion at sempra.com/investors.

About Sempra
Sempra is a leading North American energy infrastructure company that helps meet the daily energy needs of nearly 40 million consumers. As the owner of one of the largest energy networks on the continent, Sempra is helping to electrify and decarbonize some of the world’s most significant economic markets, including California, Texas, Mexico and the LNG export market. The company is also consistently recognized as a leader in sustainable business practices and for its long-standing commitment to building a high-performance culture focused on safety and operational excellence, leadership and workforce development and diversity and inclusion. Investor’s Business Daily named Sempra the top-ranked utility in the U.S. for environmental, social and governance scores and financial performance. Sempra was also included on the Dow Jones Sustainability North America Index for the 12th consecutive year. More information about Sempra is available at sempra.com and on Twitter @Sempra.

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This press release contains statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on assumptions with respect to the future, involve risks and uncertainties, and are not guarantees. Future results may differ materially from those expressed or implied in any forward-looking statement. These forward-looking statements represent our estimates and assumptions only as of the date of this press release. We assume no obligation to update or revise any forward-looking statement as a result of new information, future events or otherwise.

In this press release, forward-looking statements can be identified by words such as “believes,” “expects,” “intends,” “anticipates,” “contemplates,” “plans,” “estimates,” “projects,” “forecasts,” “should,” “could,” “would,” “will,” “confident,” “may,” “can,” “potential,” “possible,” “proposed,” “in process,” “construct,” “develop,” “opportunity,” “initiative,” “target,” “outlook,” “optimistic,” “poised,” “maintain,” “continue,” “progress,” “advance,” “goal,” “aim,” “commit,” or similar expressions, or when we discuss our guidance, priorities, strategy, goals, vision, mission, opportunities, projections, intentions or expectations.

Factors, among others, that could cause actual results and events to differ materially from those expressed or implied in any forward-looking statement include risks and uncertainties relating to: California wildfires, including potential liability for damages regardless of fault and any inability to recover all or a substantial portion of costs from insurance, the wildfire fund established by California Assembly Bill 1054, rates from customers or a combination thereof; decisions, investigations, inquiries, regulations, denials or revocations of permits, consents, approvals or other authorizations, renewals of franchises, and other actions by (i) the California Public Utilities Commission (CPUC), Comisión Reguladora de Energía, U.S. Department of Energy, U.S. Federal Energy Regulatory Commission, Public Utility Commission of Texas, and other governmental and regulatory bodies and (ii) the U.S., Mexico and states, counties, cities and other jurisdictions therein and in other countries where we do business; the success of business development efforts, construction projects and acquisitions and divestitures, including risks in (i) being able to make a final investment decision, (ii) completing construction projects or other transactions on schedule and budget, (iii) realizing anticipated benefits from any of these efforts if completed, and (iv) obtaining the consent or approval of third parties; litigation, arbitrations, property disputes and other proceedings, and changes to laws and regulations, including those related to the energy industry in Mexico; cybersecurity threats, including by state and state-sponsored actors, of ransomware or other attacks on our systems or the systems of third parties with which we conduct business, including the energy grid or other energy infrastructure, all of which have become more pronounced due to recent geopolitical events; our ability to borrow money on favorable terms and meet our obligations, including due to (i) actions by credit rating agencies to downgrade our credit ratings or place those ratings on negative outlook or (ii) rising interest rates and inflation; failure of foreign governments, state-owned entities and our counterparties to honor their contracts and commitments; the impact on affordability of San Diego Gas & Electric Company’s (SDG&E) and Southern California Gas Company’s (SoCalGas) customer rates and their cost of capital and on SDG&E’s, SoCalGas’ and Sempra Infrastructure’s ability to pass through higher costs to customers due to (i) volatility in inflation, interest rates and commodity prices, (ii) with respect to SDG&E’s and SoCalGas’ businesses, the cost of the clean energy transition in California, and (iii) with respect to Sempra Infrastructure’s business, volatility in foreign currency exchange rates; the impact of climate and sustainability policies, laws, rules, regulations, disclosures and trends, including actions to reduce or eliminate reliance on natural gas, increased uncertainty in the political or regulatory environment for California natural gas distribution companies, the risk of nonrecovery for stranded assets, and our ability to incorporate new technologies; weather, natural disasters, pandemics, accidents, equipment failures, explosions, terrorism, information system outages or other events that disrupt our operations, damage our facilities or systems, cause the release of harmful materials or fires or subject us to liability for damages, fines and penalties, some of which may not be recoverable through regulatory mechanisms or insurance or may impact our ability to obtain satisfactory levels of affordable insurance; the availability of electric power, natural gas and natural gas storage capacity, including disruptions caused by failures in the transmission grid, pipeline system or limitations on the withdrawal of natural gas from storage facilities; Oncor Electric Delivery Company LLC’s (Oncor) ability to reduce or eliminate its quarterly dividends due to regulatory and governance requirements and commitments, including by actions of Oncor’s independent directors or a minority member director; changes in tax and trade policies, laws and regulations, including tariffs, revisions to international trade agreements and sanctions, any of which may increase our costs, reduce our competitiveness, impact our ability to do business with certain counterparties, or impair our ability to resolve trade disputes; and other uncertainties, some of which are difficult to predict and beyond our control.

These risks and uncertainties are further discussed in the reports that Sempra has filed with the U.S. Securities and Exchange Commission (SEC). These reports are available through the EDGAR system free-of-charge on the SEC’s website, sec.gov, and on Sempra’s website, sempra.com. Investors should not rely unduly on any forward-looking statements.

Sempra Infrastructure, Sempra Infrastructure Partners, Sempra Texas, Sempra Texas Utilities, Oncor and Infraestructura Energética Nova, S.A.P.I. de C.V. (IEnova) are not the same companies as the California utilities, SDG&E or SoCalGas, and Sempra Infrastructure, Sempra Infrastructure Partners, Sempra Texas, Sempra Texas Utilities, Oncor and IEnova are not regulated by the CPUC.

None of the website references in this press release are active hyperlinks, and the information contained on, or that can be accessed through, any such website is not, and shall not be deemed to be, part of this document.

SEMPRA
Table A

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in millions, except per share amounts; shares in thousands)
	Three months ended June 30,		Six months ended June 30,
	2023	2022	2023	2022
	(unaudited)
REVENUES
Utilities:
Natural gas	$1,660	$1,704	$6,072	$4,024
Electric	1,054	1,189	2,081	2,306
Energy-related businesses	621	654	1,742	1,037
Total revenues	3,335	3,547	9,895	7,367

EXPENSES AND OTHER INCOME
Utilities:
Cost of natural gas	(311)	(528)	(2,994)	(1,330)
Cost of electric fuel and purchased power	(88)	(251)	(202)	(456)
Energy-related businesses cost of sales	(81)	(289)	(274)	(424)
Operation and maintenance	(1,366)	(1,162)	(2,575)	(2,248)
Aliso Canyon litigation and regulatory matters	—	(45)	—	(137)
Depreciation and amortization	(549)	(501)	(1,088)	(994)
Franchise fees and other taxes	(148)	(150)	(340)	(312)
Other income (expense), net	31	(1)	72	37
Interest income	17	15	41	40
Interest expense	(317)	(271)	(683)	(514)
Income before income taxes and equity earnings	523	364	1,852	1,029
Income tax expense	(175)	(80)	(551)	(414)
Equity earnings	388	375	607	701
Net income	736	659	1,908	1,316
Earnings attributable to noncontrolling interests	(121)	(88)	(313)	(122)
Preferred dividends	(11)	(11)	(22)	(22)
Preferred dividends of subsidiary	(1)	(1)	(1)	(1)
Earnings attributable to common shares	$603	$559	$1,572	$1,171

Basic earnings per common share (EPS):
Earnings	$1.91	$1.78	$4.99	$3.71
Weighted-average common shares outstanding	315,007	314,845	314,963	315,595

Diluted EPS:
Earnings	$1.91	$1.77	$4.97	$3.70
Weighted-average common shares outstanding	316,060	315,867	316,092	316,647

SEMPRA
Table A (Continued)

RECONCILIATION OF SEMPRA ADJUSTED EARNINGS TO SEMPRA GAAP EARNINGS (Unaudited)
Sempra Adjusted Earnings and Adjusted EPS exclude items (after the effects of income taxes and, if applicable, noncontrolling interests (NCI)) in 2023 and 2022 as follows:

Three months ended June 30, 2023:
▪$(93) million impact from foreign currency and inflation on our monetary positions in Mexico
▪$102 million net unrealized gains on commodity derivatives

Three months ended June 30, 2022:
▪$(32) million impact associated with Aliso Canyon natural gas storage facility litigation at Southern California Gas Company (SoCalGas)
▪$(16) million impact from foreign currency and inflation on our monetary positions in Mexico
▪$(19) million net unrealized losses on commodity derivatives

Six months ended June 30, 2023:
▪$(44) million equity losses from investment in Oncor Electric Delivery Holdings Company LLC (Oncor Holdings) related to a write-off of rate base disallowances resulting from the Public Utility Commission of Texas' (PUCT) final order in Oncor Electric Delivery Company LLC's (Oncor) comprehensive base rate review
▪$(202) million impact from foreign currency and inflation on our monetary positions in Mexico
▪$319 million net unrealized gains on commodity derivatives
▪$(17) million net unrealized losses on a contingent interest rate swap related to the initial phase of the Port Arthur LNG liquefaction project (PA LNG Phase 1 project)

Six months ended June 30, 2022:
▪$(98) million impact associated with Aliso Canyon natural gas storage facility litigation at SoCalGas
▪$(91) million impact from foreign currency and inflation on our monetary positions in Mexico
▪$(70) million net unrealized losses on commodity derivatives
▪$(120) million deferred income tax expense associated with the change in our indefinite reinvestment assertion as a result of progress in obtaining regulatory approvals necessary to close the sale of 10% NCI in Sempra Infrastructure Partners, LP (SI Partners) to Abu Dhabi Investment Authority (ADIA)

Sempra Adjusted Earnings and Adjusted EPS are non-GAAP financial measures (GAAP represents generally accepted accounting principles in the United States of America). These non-GAAP financial measures exclude significant items that are generally not related to our ongoing business activities and/or are infrequent in nature. These non-GAAP financial measures also exclude the impact from foreign currency and inflation on our monetary positions in Mexico and net unrealized gains and losses on commodity derivatives, which we expect to occur in future periods, and which can vary significantly from one period to the next. Exclusion of these items is useful to management and investors because it provides a meaningful comparison of the performance of Sempra’s business operations to prior and future periods. Non-GAAP financial measures are supplementary information that should be considered in addition to, but not as a substitute for, the information prepared in accordance with GAAP. The table below reconciles for historical periods these non-GAAP financial measures to Sempra GAAP Earnings and GAAP EPS, which we consider to be the most directly comparable financial measures calculated in accordance with GAAP.

RECONCILIATION OF ADJUSTED EARNINGS TO GAAP EARNINGS
(Dollars in millions, except EPS; shares in thousands)
	Pretax amount	Income tax expense (benefit)(1)	Non-controlling interests	Earnings	Pretax amount	Income tax (benefit) expense(1)	Non-controlling interests	Earnings
	Three months ended June 30, 2023				Three months ended June 30, 2022
	(unaudited)
Sempra GAAP Earnings				$603				$559
Excluded items:
Impact associated with Aliso Canyon litigation	$—	$—	$—	—	$45	$(13)	$—	32
Impact from foreign currency and inflation on our monetary positions in Mexico	18	117	(42)	93	4	14	(2)	16
Net unrealized (gains) losses on commodity derivatives	(200)	41	57	(102)	18	(5)	6	19
Sempra Adjusted Earnings				$594				$626

Diluted EPS:
Weighted-average common shares outstanding, diluted				316,060				315,867
Sempra GAAP EPS				$1.91				$1.77
Sempra Adjusted EPS				$1.88				$1.98

	Six months ended June 30, 2023				Six months ended June 30, 2022
	(unaudited)
Sempra GAAP Earnings				$1,572				$1,171
Excluded items:
Impact associated with Aliso Canyon litigation	$—	$—	$—	—	$137	$(39)	$—	98
Equity losses from a write-off of rate base disallowances resulting from the PUCT's final order in Oncor's comprehensive base rate review	—	—	—	44	—	—	—	—
Impact from foreign currency and inflation on our monetary positions in Mexico	43	252	(93)	202	29	84	(22)	91
Net unrealized (gains) losses on commodity derivatives	(628)	126	183	(319)	106	(25)	(11)	70
Net unrealized losses on a contingent interest rate swap related to the PA LNG Phase 1 project	33	(6)	(10)	17	—	—	—	—
Deferred income tax expense associated with the change in our indefinite reinvestment assertion related to the sale of NCI to ADIA	—	—	—	—	—	120	—	120
Sempra Adjusted Earnings				$1,516				$1,550

Diluted EPS:
Weighted-average common shares outstanding, diluted				316,092				316,647
Sempra GAAP EPS				$4.97				$3.70
Sempra Adjusted EPS				$4.80				$4.90
(1)    Except for adjustments that are solely income tax, income taxes on pretax amounts were primarily calculated based on applicable statutory tax rates. We record equity losses for our investment in Oncor Holdings net of income tax.

SEMPRA
Table A (Continued)

RECONCILIATION OF SEMPRA 2023 ADJUSTED EPS GUIDANCE RANGE TO SEMPRA 2023 GAAP EPS GUIDANCE RANGE (Unaudited)
Sempra 2023 Adjusted EPS Guidance Range of $8.60 to $9.20 excludes items (after the effects of income taxes and, if applicable, NCI) as follows:

▪$(44) million equity losses from investment in Oncor Holdings related to a write-off of rate base disallowances resulting from the PUCT's final order in Oncor's comprehensive base rate review
▪$(202) million impact from foreign currency and inflation on our monetary positions in Mexico
▪$319 million net unrealized gains on commodity derivatives
▪$(17) million net unrealized losses on a contingent interest rate swap related to the PA LNG Phase 1 project

Sempra 2023 Adjusted EPS Guidance is a non-GAAP financial measure. This non-GAAP financial measure excludes significant items that are generally not related to our ongoing business activities and/or infrequent in nature. This non-GAAP financial measure also excludes the impact from foreign currency and inflation on our monetary positions in Mexico and net unrealized gains and losses on commodity derivatives, which we expect to occur in future periods, and which can vary significantly from one period to the next. Exclusion of these items is useful to management and investors because it provides a meaningful comparison of the performance of Sempra's business operations to prior and future periods. Sempra 2023 Adjusted EPS Guidance Range should not be considered an alternative to Sempra 2023 GAAP EPS Guidance Range. Non-GAAP financial measures are supplementary information that should be considered in addition to, but not as a substitute for, the information prepared in accordance with GAAP. The table below reconciles Sempra 2023 Adjusted EPS Guidance Range to Sempra 2023 GAAP EPS Guidance Range, which we consider to be the most directly comparable financial measure calculated in accordance with GAAP.

RECONCILIATION OF ADJUSTED EPS GUIDANCE RANGE TO GAAP EPS GUIDANCE RANGE

	Full-Year 2023
Sempra GAAP EPS Guidance Range	$8.78	to	$9.38
Excluded items:
Equity losses from a write-off of rate base disallowances resulting from the PUCT's final order in Oncor's comprehensive base rate review	0.14		0.14
Impact from foreign currency and inflation on our monetary positions in Mexico	0.64		0.64
Net unrealized gains on commodity derivatives	(1.01)		(1.01)
Net unrealized losses on a contingent interest rate swap related to the PA LNG Phase 1 project	0.05		0.05
Sempra Adjusted EPS Guidance Range	$8.60	to	$9.20
Weighted-average common shares outstanding, diluted (millions)			316

SEMPRA
Table B

CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in millions)
	June 30, 2023	December 31, 2022(1)
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$1,077	$370
Restricted cash	74	40
Accounts receivable – trade, net	1,970	2,635
Accounts receivable – other, net	489	685
Due from unconsolidated affiliates	26	54
Income taxes receivable	74	113
Inventories	383	403
Prepaid expenses	159	268
Regulatory assets	105	351
Fixed-price contracts and other derivatives	256	803
Greenhouse gas allowances	143	141
Other current assets	91	49
Total current assets	4,847	5,912

Other assets:
Restricted cash	91	52
Regulatory assets	3,227	2,588
Greenhouse gas allowances	1,045	796
Nuclear decommissioning trusts	863	841
Dedicated assets in support of certain benefit plans	520	505
Deferred income taxes	149	135
Right-of-use assets – operating leases	722	655
Investment in Oncor Holdings	13,869	13,665
Other investments	2,146	2,012
Goodwill	1,602	1,602
Other intangible assets	331	344
Wildfire fund	288	303
Other long-term assets	1,549	1,382
Total other assets	26,402	24,880
Property, plant and equipment, net	51,478	47,782
Total assets	$82,727	$78,574
(1)    Derived from audited financial statements.

SEMPRA
Table B (Continued)

CONDENSED CONSOLIDATED BALANCE SHEETS (CONTINUED)
(Dollars in millions)
	June 30, 2023	December 31, 2022(1)
	(unaudited)
LIABILITIES AND EQUITY
Current liabilities:
Short-term debt	$2,512	$3,352
Accounts payable – trade	1,790	1,994
Accounts payable – other	234	275
Due to unconsolidated affiliates	5	—
Dividends and interest payable	651	621
Accrued compensation and benefits	364	484
Regulatory liabilities	650	504
Current portion of long-term debt and finance leases	924	1,019
Reserve for Aliso Canyon costs	126	129
Greenhouse gas obligations	143	141
Other current liabilities	1,052	1,380
Total current liabilities	8,451	9,899

Long-term debt and finance leases	27,521	24,548

Deferred credits and other liabilities:
Due to unconsolidated affiliates	282	301
Regulatory liabilities	3,435	3,341
Greenhouse gas obligations	800	565
Pension and other postretirement benefit plan obligations, net of plan assets	346	410
Deferred income taxes	5,064	4,591
Asset retirement obligations	3,536	3,546
Deferred credits and other	2,278	2,117
Total deferred credits and other liabilities	15,741	14,871
Equity:
Sempra shareholders’ equity	27,836	27,115
Preferred stock of subsidiary	20	20
Other noncontrolling interests	3,158	2,121
Total equity	31,014	29,256
Total liabilities and equity	$82,727	$78,574
(1)     Derived from audited financial statements.

SEMPRA
Table C

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in millions)
	Six months ended June 30,
	2023	2022
	(unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$1,908	$1,316
Adjustments to reconcile net income to net cash provided by operating activities	467	949
Net change in working capital components	1,474	(3)
Insurance receivable for Aliso Canyon costs	—	16
Distributions from investments	402	403
Changes in other noncurrent assets and liabilities, net	(514)	(317)
Net cash provided by operating activities	3,737	2,364

CASH FLOWS FROM INVESTING ACTIVITIES
Expenditures for property, plant and equipment	(4,282)	(2,361)
Expenditures for investments	(184)	(181)
Purchases of nuclear decommissioning and other trust assets	(322)	(397)
Proceeds from sales of nuclear decommissioning and other trust assets	356	397
Other	11	7
Net cash used in investing activities	(4,421)	(2,535)

CASH FLOWS FROM FINANCING ACTIVITIES
Common dividends paid	(734)	(711)
Preferred dividends paid	(22)	(22)
Issuances of common stock	—	3
Repurchases of common stock	(31)	(476)
Issuances of debt (maturities greater than 90 days)	5,614	4,818
Payments on debt (maturities greater than 90 days) and finance leases	(3,392)	(1,543)
Decrease in short-term debt, net	(388)	(2,011)
Advances from unconsolidated affiliates	14	18
Proceeds from sales of noncontrolling interests	265	1,732
Distributions to noncontrolling interests	(252)	(106)
Contributions from noncontrolling interests	543	13
Settlement of cross-currency swaps	(99)	—
Other	(61)	(30)
Net cash provided by financing activities	1,457	1,685

Effect of exchange rate changes on cash, cash equivalents and restricted cash	7	(2)

Increase in cash, cash equivalents and restricted cash	780	1,512
Cash, cash equivalents and restricted cash, January 1	462	581
Cash, cash equivalents and restricted cash, June 30	$1,242	$2,093

SEMPRA
Table D

SEGMENT EARNINGS (LOSSES) AND CAPITAL EXPENDITURES AND INVESTMENTS
(Dollars in millions)
	Three months ended June 30,		Six months ended June 30,
	2023	2022	2023	2022
	(unaudited)
Earnings (Losses) Attributable to Common Shares
SDG&E	$184	$176	$442	$410
SoCalGas	155	87	515	421
Sempra Texas Utilities	160	186	243	348
Sempra Infrastructure	208	183	523	278
Parent and other	(104)	(73)	(151)	(286)
Total	$603	$559	$1,572	$1,171

	Three months ended June 30,		Six months ended June 30,
	2023	2022	2023	2022
	(unaudited)
Capital Expenditures and Investments
SDG&E	$615	$538	$1,239	$1,090
SoCalGas	503	463	961	931
Sempra Texas Utilities	93	86	178	171
Sempra Infrastructure	1,340	164	2,084	346
Parent and other	—	2	4	4
Total	$2,551	$1,253	$4,466	$2,542

SEMPRA
Table E

OTHER OPERATING STATISTICS

	Three months ended June 30,		Six months ended June 30,
	2023	2022	2023	2022
	(unaudited)
UTILITIES
SDG&E and SoCalGas
Gas sales (Bcf)(1)	80	71	225	187
Transportation (Bcf)(1)	124	138	273	282
Total deliveries (Bcf)(1)	204	209	498	469

Total gas customer meters (thousands)			7,056	7,028

SDG&E
Electric sales (millions of kWhs)(1)	974	1,698	2,570	3,964
Community Choice Aggregation and Direct Access (millions of kWhs)(2)	2,797	2,131	5,529	4,029
Total deliveries (millions of kWhs)(1)	3,771	3,829	8,099	7,993

Total electric customer meters (thousands)			1,511	1,495

Oncor(3)
Total deliveries (millions of kWhs)	38,056	37,829	72,835	71,540
Total electric customer meters (thousands)			3,933	3,867

Ecogas
Natural gas sales (Bcf)	1	1	2	2
Natural gas customer meters (thousands)			154	146

ENERGY-RELATED BUSINESSES
Sempra Infrastructure
Termoeléctrica de Mexicali (millions of kWhs)	348	725	917	1,249
Wind and solar (millions of kWhs)(1)	886	927	1,698	1,659
(1)     Includes intercompany sales.
(2)     Several jurisdictions in SDG&E's territory have implemented Community Choice Aggregation, including the City of San Diego in 2022. Additional jurisdictions are in the process of implementing or considering Community Choice Aggregation.
(3)     Includes 100% of the electric deliveries and customer meters of Oncor, in which we hold an indirect 80.25% interest through our investment in Oncor Holdings.